Exhibit 10.3

Summary of Non-Employee Director Compensation

Each non-employee director is paid during each year an annual cash retainer of $55,000 (except the Lead Director, who receives a $60,000 retainer), plus an annual grant of restricted stock units (which, upon vesting, shall convert into one share of the Company’s common stock per RSU) valued at $55,000 ($60,000 for the Lead Director) as of the date of grant.

The cash retainer is paid on a quarterly basis on the first business day of October, January, April and July of each year during the director’s service on the board of directors.

The amount of cash paid each quarter is 25% of the yearly cash retainer.

The restricted stock units are granted annually on the first business day immediately following the Company’s annual meeting of shareholders, and vest on the earlier of (i) the one-year anniversary of the date of grant and (ii) the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting, provided that the non-employee director remains as a director of the Company through the vesting date, except in certain limited circumstances set forth in the related award agreement between the Company and the non-employee director.

The number of restricted stock units granted is the number of shares of the Company’s common stock valued at 100% of the annual RSU grant amount, to be determined with reference to the closing price of the Company’s common stock on the grant date, with partial shares rounded to the nearest whole number of shares. The restricted stock units are granted under the Company’s Amended and Restated Equity Incentive Plan and are granted pursuant to an award agreement between the Company and the non-employee director.

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